Exhibit 23

Consent of the Independent Registered Public Accounting Firm

HearUSA Inc.
West Palm Beach, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (filed July 19, 1996), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429) , Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-6457), Form S-3 (File No. 333-38862) and Form S-8 (File No. 333-73022) of our report dated February 1, 2005, relating to the consolidated financial statements and financial statement schedule of HearUSA Inc., appearing in the Company’s Annual Report on Form 10-K for year ended December 25, 2004.

West Palm Beach, Florida March 1, 2005	BDO Seidman, LLP